Exhibit 10.2

Certain identified information in this document has been excluded because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates where such information has been omitted.

Master Manufacturing Services Agreement

Effective Date: 26 June 2019

PARTIES

PATHEON UK LIMITED
a company existing under the laws of the United Kingdom, with its principal place of business at Kingfisher Drive, Swindon, SN3 5BZ, United Kingdom ("Patheon"),

- and -

SAVARA APS
a company existing under the laws of Denmark, with its principal place of business at Slotsmarken 17, 1 th., DK-2970 Hørsholm, Denmark ("Client").

Table of Contents

1.	Structure of Agreement and Interpretation		4

	1.1	Master Agreement	4
	1.2	Product Agreements	4
	1.3	Definitions	4
	1.4	Interpretation	8

2.	Patheon's Manufacturing Services		9

	2.1	Manufacturing Services	9
	2.2	Subcontracting	9

3.	Client's Obligations		9

	3.1	Payment	9
	3.2	Processing Instructions	9
	3.3	API and Components	10
	3.4	Packaging and Artwork	11

4.	Price and Price Adjustments		11

	4.1	First Year Pricing	11
	4.2	Annual Price Adjustments	11
	4.3	Price Adjustments at any Time	12

5.	Purchasing Product		13

	5.1	Orders and Forecasts	13
	5.2	Obsolete Stock	15
	5.3	Storage	15
	5.4	Invoices and Payment	15
	5.5	Delivery and Shipping	16

6.	Product Claims and Recalls		16

	6.1	Product Claims	16
	6.2	Product Recalls and Returns	17
	6.3	Disposition of Deficient Product	18

7.	Co-operation and Regulatory Affairs		18

	7.1	Governance	18
	7.2	Governmental Agencies	18
	7.3	Records	18
	7.4	Audits	18
	7.5	Regulatory Filings	19
	7.6	Release	20
	7.7	Withdrawal on Completion	20

8.	Term and Termination		20

	8.1	Initial Term	20
	8.2	Termination for Cause	20
	8.3	Obligations on Termination	21
	8.4	Technology Transfer	22

9.	Representations, Warranties and Covenants		23

	9.1	Authority	23
	9.2	Client Warranties	23
	9.3	Patheon Warranties	24
	9.4	Permits	24
	9.5	No Warranty	24

Master Manufacturing Services Agreement

10.	Liability and Remedies		24

	10.1	Consequential and Other Damages	24
	10.2	Limitation of Liability	25
	10.3	Patheon Indemnity	26
	10.4	Client Indemnity	26
	10.5	Reasonable Allocation of Risk	26
	10.6	Validation Batches	27

11.	Confidentiality		27

	11.1	Confidential Information	27
	11.2	Use of Confidential Information	27
	11.3	Exclusions	28
	11.4	Photographs and Recordings	28
	11.5	Permitted Disclosure	28
	11.6	Marking	29
	11.7	Return of Confidential Information	29
	11.8	Remedies	29

12.	Intellectual Property		29

	12.1	Inventions	29
	12.2	Intellectual Property	30

13.	Miscellaneous		30

	13.1	Insurance	30
	13.2	Independent Contractors	30
	13.3	No Waiver	30
	13.4	Assignment	31
	13.5	Force Majeure	31
	13.6	Additional Product and Services	31
	13.7	Notices	32
	13.8	Severability	32
	13.9	Entire Agreement	32
	13.10	Other Terms	33
	13.11	No Third Party Benefit or Right	33
	13.12	Execution in Counterparts	33
	13.13	Use of Name	33
	13.14	Taxes	33
	13.15	Governing Law and Jurisdiction	34
	13.16	Dispute Resolution	34

APPENDIX 1[1] – Form of Product Agreement [Intentionally omitted.]

APPENDIX 2[1] – Dispute Resolution [Intentionally omitted.]

APPENDIX 3[1] – API Yield Calculation[Intentionally omitted.]

APPENDIX 4[1] – [Intentionally omitted.]

[1]	Omitted appendices to be provided to the Securities and Exchange Commission upon request.

Master Manufacturing Services Agreement

With effect from the date stated at the start of this Agreement (the “Effective Date”), the parties have agreed to the following terms:

1.	Structure of Agreement and Interpretation
1.1	Master Agreement.

This Agreement establishes the general terms and conditions under which Patheon or any Affiliate of Patheon in the business of performing manufacturing services may perform Manufacturing Services for Client or any Affiliate of Client. This master form of agreement is intended to allow the parties, or any of their Affiliates, to contract for the manufacture of Product through Patheon’s global network of manufacturing sites by entering into specific Product Agreements without having to re-negotiate the general terms and conditions that apply.

1.2	Product Agreements.

This Agreement is structured so that Product Agreements may be entered into by the parties (or their Affiliates) for the manufacture of Product at any Patheon manufacturing site. Each Product Agreement will be governed by and will incorporate the terms and conditions of this Agreement, except to the extent that the parties to the Product Agreement expressly modify the terms and conditions of this Agreement in the Product Agreement. Unless otherwise agreed by the parties, each Product Agreement will be substantially in the general form, and contain the information referred to, in Appendix 1.

1.3	Definitions.

The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:

"Affiliate" means:

(a)	a business entity which owns, directly or indirectly, a controlling interest in a party; or
(b)	a business entity which is controlled by a party, either directly or indirectly; or
(c)	a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party;

For this definition, "control" means the lawful right to determine (by ownership of shares or otherwise) the election of the majority of directors (or equivalent managers) of a business entity;

"Annual Volume" means, for the purpose of the Price, Patheon’s assumed minimum volume of Product to be manufactured in any Year as set out in the “Annual Volume Forecast” section of Schedule A of the applicable Product Agreement;

“API” means the active materials listed in the applicable Product Agreement (references to “Active Materials” or “Active Pharmaceutical Ingredient” in documents forming part of this Agreement or of a Product Agreement will mean “API”);

Master Manufacturing Services Agreement

"API Credit Value" means the value of the API for certain purposes of this Agreement, as set out in the applicable Product Agreement;

"Applicable Laws" means: (i) for Patheon, the Laws of the jurisdiction where the Manufacturing Site is located; and (ii) for Client and the Product, the Laws of all jurisdictions where Product is manufactured, distributed, and marketed as these are agreed by the parties in the Product Agreement;

"Authority" means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal, with competent jurisdiction over a party, the Manufacturing Services, or the relevant Product (or its use);

"Business Day" means a day other than a Saturday, Sunday or a day that is a statutory holiday in Patheon’s resident jurisdiction, Client’s resident jurisdiction, or the jurisdiction where the Manufacturing Site is located;

“Capital Equipment Agreement” means the separate agreement that the parties may enter into that addresses the rights and responsibilities of the parties regarding capital equipment and facility modifications that may be required to perform the Manufacturing Services under a particular Product Agreement;

"cGMPs" means, as applicable, current good manufacturing practices as described in:

(a)	Parts 210 and 211 of Title 21 of the United States' Code of Federal Regulations;
(b)	Commission Directive (EU) 2017/1572 (art. 2); and
(c)	Division 2 of Part C of the Food and Drug Regulations (Canada);

together with current final industry-accepted Health Canada, FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;

“Client Intellectual Property” means Intellectual Property (i) generated, acquired or derived by Client, or any developments thereof generated, acquired or derived by Client, at any time separate and apart from the performance of Manufacturing Services, or (ii) by Patheon while performing any Manufacturing Services which Intellectual Property is specific to, or dependent upon, the Product;

“Client-Supplied Components” means those Components supplied or to be supplied by or on behalf of Client as identified in Schedule A of a Product Agreement;

"Components" means, collectively, all packaging components, raw materials, ingredients, and other materials (including labels, product inserts and other labelling for the Products) required to manufacture or package Product in accordance with the Processing Instructions, other than the API;

“Confidential Information” has the meaning specified in Section 11.1;

Master Manufacturing Services Agreement

“DEA” means the Drug Enforcement Administration of the United States Department of Justice;

“Deficient Product” has the meaning specified in Section 6.1(a);

“Disclosing Party” has the meaning specified in Section 11.1;

"EMA" means the European Medicines Agency;

"FDA" means the United States Food and Drug Administration;

"Firm Order" has the meaning specified in Section 5.1(d);

"Health Canada" means the department of the Canadian Government known as Health Canada and includes, among other relevant branches, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate;

“Initial Product Term” has the meaning specified in Section 8.1;

"Intellectual Property" includes, without limitation, rights in patents, patent applications, formulae, trademarks, trademark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how;

"Invention" means information about any innovation, improvement, development, discovery, computer program, device, trade secret, method, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

"Inventory" means, at a point in time, all inventories of Components and work-in-process under Patheon’s care or control used for the manufacture or packaging of Product;

"Laws" means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;

“Local Currency” has the meaning specified in Appendix 4;

“Long Term Forecast” has the meaning specified in Section 5.1(a);

"Manufacturing Services" means the manufacturing, quality control, quality assurance, stability testing, packaging, and related services, as set out in the relevant Product Agreement, for the manufacture of Product for distribution in the Territory;

"Manufacturing Site" means the facility identified in a Product Agreement where the Manufacturing Services will be performed;

“Minimum Market Requirement” has the meaning specified in Section 2.1;

"Minimum Order Quantity" means, for each manufacturing campaign ordered, the minimum number of units or batches of a Product that Client must purchase, as set out in Schedule A of the applicable Product Agreement;

Master Manufacturing Services Agreement

“Obsolete Stock” has the meaning specified in Section 5.2(b);

“Patheon Competitor” means a business that derives greater than 50% of its revenues from performing contract pharmaceutical or biopharmaceutical development or commercial manufacturing services;

“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon or its Affiliates before performing any Manufacturing Services, developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon in its business which Intellectual Property is not specific to, or dependent upon, the Product including, without limitation, Inventions and Intellectual Property which may apply to manufacturing processes or the formulation or development of drug products or drug delivery systems unrelated to the specific requirements of the Product;

“Price” means the fees to be charged by Patheon for:

(a)	performing the Manufacturing Services;
(b)	the cost of Components (other than Client-Supplied Components); and
(c)	any separate cost items and other fees,

as set out in Schedule A of the applicable Product Agreement;

"Processing Instructions" means the agreed file, for each Product, which contains documents relating to the Product, including, without limitation:

(a)	quality control testing methods for API and Components;
(b)	manufacturing instructions, directions, and processes;
(c)	any storage requirements for the API, Components, or Product;
(d)	all environmental, health and safety information for the Product including material safety data sheets; and
(e)	the finished Product quality control testing methods, packaging instructions and shipping requirements for the Product;

"Product" means a product listed in Schedule A of a Product Agreement;

“Product Agreement” means the agreement between Patheon and Client (or their applicable Affiliates) substantially in the form set out in Appendix 1 under which Patheon will perform Manufacturing Services;

“Product Claims” has the meaning specified in Section 6.1(a);

"Quality Agreement" means a separate agreement that sets out the quality assurance standards for the Manufacturing Services;

Master Manufacturing Services Agreement

“Recall” has the meaning specified in Section 6.2(a);

“Recipient” has the meaning specified in Section 11.1;

“Regulatory Approval” has the meaning specified in Section 7.5(a);

"Regulatory Authority" means the FDA, EMA, and Health Canada and any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical or biopharmaceutical products, including the Products, in the Territory;

“Release Date” means in relation to each batch of Product the scheduled date by which the Product will be released by Patheon’s quality department (by confirmation or certification) as agreed in the Quality Agreement and made available for shipment, and as confirmed by Patheon in a Firm Order;

“Representatives” means, a party’s directors, officers, employees, advisers, agents, consultants, subcontractors, service partners or professional advisors;

“Rolling Forecast” has the meaning specified in Section 5.1(b);

"Technical Dispute" has the meaning specified in Appendix 2;

"Territory" means the geographic area described in a Product Agreement where Product manufactured by Patheon will be distributed by or on behalf of Client;

"Third Party Rights" means the Intellectual Property of any third party;

"VAT" has the meaning specified in Section 13.14; and

"Year" means in the first year of this Agreement or a Product Agreement, the time from the Effective Date up to and including December 31 of the same calendar year, and after that will mean a calendar year.

1.4	Interpretation.

The division of this Agreement into Sections, Subsections, Appendices and Schedules, and the insertion of headings, are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section, Appendix or Schedule refers to the specified Section, Appendix or Schedule to this Agreement. In this Agreement, the term "this Agreement" and similar expressions refer to this Agreement as a whole and not to any particular part, Section, Appendix or Schedule of this Agreement. Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.

Master Manufacturing Services Agreement

2.	Patheon's Manufacturing Services
2.1	Manufacturing Services.

Patheon will perform the Manufacturing Services as set out in the relevant Product Agreement for the Price and in accordance with the Quality Agreement. Subject to the preceding sentence, Patheon will convert API and Components into Product, and provide supportive Manufacturing Services such as quality assurance (for example quality controls, analytical testing, and stability programs), primary and secondary packaging, and any other related Manufacturing Services as agreed between the parties.

Unless otherwise agreed in a Product Agreement, Patheon will manufacture [***]% of Product offered for sale by Client or its Affiliates (the “Minimum Market Requirement”). The Minimum Market Requirement will be automatically reduced five Years after the effective date of a Product Agreement to [***]% of Client’s requirements for Product in those countries in the Territory that are member states of the European Economic Area.

2.2	Subcontracting.

Patheon may subcontract the Manufacturing Services under a Product Agreement to any of its Affiliates, as agreed in the Product Agreement. Patheon will remain exclusively liable to Client for any breach of this Agreement or negligence by its Affiliates in the course of performing: (i) subcontracted Manufacturing Services under a Product Agreement; or (ii) obligations under the Quality Agreement.  Patheon may also arrange for non-Affiliate subcontractors to perform specific services arising under any Product Agreement with the prior written consent of Client (“Third Party Subcontractors”). Patheon will be liable to Client for the failure by any Third Party Subcontractor to perform any part of the subcontracted services.  But Patheon’s liability for Third Party Subcontractors will remain subject to all limitations on Patheon’s liability as set out in this Agreement. Patheon will have no liability arising from the performance of services by Third Party Subcontractors: (i) that are chosen by Client; (ii) that are suppliers or service providers not validated and utilized by Patheon; or (iii) to the extent that the Third Party Subcontractor is following the direct instructions of Client.

3.	Client's Obligations
3.1	Payment.

Client will pay Patheon the applicable Price in accordance with Sections 4 and 5. All cost items that are not included in the Price (as specified in the applicable Product Agreement) are subject to additional fees to be paid by Client.

3.2	Processing Instructions.

Before the start of commercial manufacturing of Product under this Agreement, Client will give Patheon a copy of the Processing Instructions, which must be accompanied by the applicable API, Component and finished product specifications (if applicable, precisely matching the specifications approved by the applicable Regulatory Authority). If the Processing Instructions or accompanying documents received are amended or no longer reflect those currently approved by the Regulatory Authority, then Client will give Patheon a copy of the revised documents (if applicable, precisely matching the revised specifications approved by the applicable Regulatory Authority). Upon acceptance of the revised Processing Instructions and accompanying documents, Patheon will give Client a signed and dated receipt indicating Patheon’s acceptance. At Patheon’s request, Client will provide evidence of the executed original documents submitted by or on behalf of Client to the Regulatory Authority.

Master Manufacturing Services Agreement

3.3	API and Components.
(a)

Client will at its sole cost and expense deliver the API and any Client-Supplied Components to the Manufacturing Site DDP (Incoterms 2010). Client’s obligation will include obtaining the release of the API and any Client-Supplied Components from the applicable customs agency and Regulatory Authority. Unless otherwise agreed in writing, Client or Client’s designated broker will be the “Importer” or “Importer of Record” (or equivalent, as understood under Applicable Laws) for API, Client-Supplied Components, drug products and intermediates imported to the Manufacturing Site, and Client is responsible for compliance with Applicable Laws (and the cost of compliance) relating to that role. For API or Client-Supplied Components which may be subject to import or export to or from the United States, Client agrees that its vendors and carriers will comply with applicable requirements of the U.S. Customs and Border Protection Service and the Customs Trade Partnership Against Terrorism.

(b)

Unless otherwise agreed in writing between the parties, the API and any Client-Supplied Components must be delivered by the Client to the Manufacturing Site at least 45 days before the scheduled manufacture date for Product covered by a Firm Order in sufficient quantity to enable Patheon to manufacture the agreed quantities of Product. Patheon reserves the right to refuse to store any quantity of API in excess of the amount necessary for the Firm Order, at its sole discretion at any time. If Client fails to deliver the API or Client-Supplied Components within the agreed time period and, making commercially reasonable efforts, Patheon is unable to manufacture Product on the scheduled date because of the delay, the Firm Order will be considered cancelled by Client and Section 5.1(e) will apply.

(c)

Patheon will control the unloading of API and Client-Supplied Components arriving at the Manufacturing Site and Client will comply and ensure that its carrier complies with all related directions of Patheon. The API and Client-Supplied Components will be held by Patheon on behalf of Client as set out in this Agreement. The API and Client-Supplied Components will at all times remain the property of Client. Any API and Client-Supplied Components received by Patheon will only be used by Patheon to perform the Manufacturing Services.

(d)

Client will ensure that: (i) all delivered API meets the specifications for that API; and (ii) all shipments of API are accompanied by the required documentation as specified in the applicable Quality Agreement.

(e)

If Client asks Patheon to qualify an additional supplier for the API or any Component, the parties must agree on the scope of work to be performed by Patheon and the additional fees to be paid by Client. For any API or any Component, this work at a minimum will include: (i) laboratory testing to confirm the API or Component meets existing specifications; (ii) manufacture of an experimental batch of Product that will be placed on three months accelerated stability; and (iii) manufacture of full-scale validation batches that will be placed on concurrent stability (one batch may be the registration batch if manufactured at full scale).

Master Manufacturing Services Agreement

(f)

Patheon will promptly advise Client if it encounters API or Component supply problems, including delays or delivery of non-conforming API or Components from a Client designated additional supplier. The parties will cooperate to reduce or eliminate any supply problems from these additional suppliers. If supply problems persist, Patheon may suspend the Manufacturing Services affected by the problems until it is satisfied that the Client has resolved the problems with its supplier or appointed an alternative supplier. Client will qualify or certify (as appropriate) all Client designated additional suppliers on an annual basis at its expense and will provide Patheon with copies of the relevant annual reports. If Patheon agrees to certify or qualify a Client designated additional supplier on behalf of Client, it will do so for an additional fee payable by Client.

3.4	Packaging and Artwork.

Client will be responsible for the cost of artwork development and approval of all artwork.  Client will be responsible for changes to labels, product inserts, and other packaging for the Product, including obtaining all required approvals. Client will be responsible for the cost of labelling obsolescence as contemplated in Section 5.2. Patheon's name will not appear on the label or anywhere else on the Product unless: (i) required by any Laws; or (ii) Patheon consents in writing to the use of its name. At least 150 days prior to the Release Date of Product for which new or modified artwork is required, Client will provide at no cost to Patheon and in accordance with the applicable specifications, final camera ready artwork for all packaging Components to be used in the manufacture of the Product. Client will be responsible for the costs associated with complying with any and all regulatory requirements for the labeling and tracking of the manufactured Product, including product serialisation, product data transfer and anti-counterfeiting requirements in the Territory.

4.	Price and Price Adjustments
4.1	First Year Pricing.

The Price for each Product will be listed in Schedule A of a Product Agreement and may be adjusted under this Section 4.

4.2	Annual Price Adjustments.

Patheon may adjust the Price effective January 1st of each Year as follows:

(a)	Inflation. Patheon may adjust the Price for inflation in accordance with Appendix 4.
(b)

Currency Fluctuations. If the parties agree in a Product Agreement to invoice in a currency other than the Local Currency for the Manufacturing Site, Patheon will adjust the Price to reflect currency fluctuations. The adjustment will be calculated in accordance with Appendix 4 after all other annual Price adjustments under this Section 4.2 have been made.

(c)

Pricing Basis. Client acknowledges that the Price in any Year is agreed based upon the applicable Minimum Market Requirement, Annual Volume, and Minimum Order Quantity for that Year. Patheon may adjust the Price if it reasonably concludes, or is notified by Client, that the Minimum Market Requirement, Annual Volume or Minimum Order Quantity will not be ordered in a Year.

Master Manufacturing Services Agreement

(d)

Tier Pricing. If the Pricing is divided into Annual Volume tiers, unless otherwise agreed in a Product Agreement, Client will be invoiced during the Year based at the lowest volume tier. Within 30 days after the end of each Year or on termination of the Product Agreement, Patheon will send Client a reconciliation of the actual volume of Product ordered by Client during the Year at the actual applicable Pricing tiers. If the reconciliation shows an overpayment, Patheon will issue a credit to Client for the amount of the overpayment within 60 days after the end of the Year or will reimburse the overpayment within 60 days after termination. The parties will work together in good faith to resolve any disagreement over the reconciliation.

For all Price adjustments under this Section 4.2, Patheon will deliver to Client on or about October 1 but no later than December 1 of each Year (unless otherwise agreed in writing) a letter stating the adjusted Pricing under a Product Agreement to be effective for Product to be delivered on or after January 1 of the next Year including any Firm Orders accepted by Patheon before that date. Any omitted adjustment in a Year does not waive Patheon’s right to apply that adjustment cumulatively with the next permitted adjustment.

4.3	Price Adjustments at any Time.

The Prices may be adjusted by Patheon at any time upon written notice to Client as follows:

(a)

Extraordinary Increases in Component Costs. If the cost of a Component increases cumulatively by at least [***]% since the last annual adjustment as a result of market factors outside of Patheon’s control, then Patheon will be entitled to adjust the Price proportionately and as otherwise agreed in the Product Agreement. The revised Price will become effective with the first use of the higher cost Component in the manufacture of the Product. For a Price adjustment under this Section 4.3(a), Patheon will deliver to Client a revised Schedule A to the Product Agreement.

(b)

Changes. The scope of the Manufacturing Services is set by the agreed Processing Instructions, the Regulatory Approvals, the Quality Agreement and any assumptions, inclusions, exclusions and other parameters set out in the applicable Product Agreement. Changes to the scope of the Manufacturing Services and related changes to the Price must be agreed in writing by the parties (using a “Change of Scope” agreement, or similar, setting out the agreed activities and costs of implementation) and are subject to the change control provisions of the Quality Agreement. Where Patheon requests a change to the Manufacturing Services, the change will be implemented following written approval of Client, which Client will not unreasonably withhold, condition or delay.

Master Manufacturing Services Agreement

5.	Purchasing Product
5.1	Orders and Forecasts.
(a)

Long Term Forecast.  On or before June 1 of each Year, Client will give Patheon a non-binding written forecast of Client’s volume requirements for the Product for each of the next [***] (“Long Term Forecast”). If Patheon foresees any capacity constraint affecting any portion of the Long Term Forecast, it will notify Client and the parties will agree on a revised Long Term Forecast within Patheon’s expected capacity. If Patheon confirms it is unable to meet the Client's Long Term Forecast (neither at the Manufacturing Site set forth in the relevant Product Agreement nor at any other facility within the Patheon network), then Client is free to have the Product manufactured elsewhere without penalty, upon prior written notice thereof to Patheon.

(b)

Rolling Forecast.  Before each Product Agreement is executed, Client will give Patheon a written forecast of the volume of Product that Client expects to order in each of the next [***] (the “Rolling Forecast”). The Rolling Forecast must be reasonably consistent with the Long Term Forecast. Client will provide an updated Rolling Forecast: (i) on or before [***]; and (ii) if at any time it determines that the total forecast volumes estimated in the most recent Rolling Forecast have changed by more than [***]%. Each updated Rolling Forecast supersedes all previous Rolling Forecasts.

(c)

Orders.  On or before [***], Client will issue a new purchase order for any required Product. Each purchase order must meet the Minimum Order Quantity and specify the purchase order number, quantities by Product type, and requested release dates for the Product (which must occur at least 90 days after the first day of the next month).

(d)

Acceptance of Purchase Orders. To the extent that a purchase order covers Product that is forecast in the Rolling Forecast, Patheon will accept the purchase order by sending an acknowledgement to Client, including the confirmed Release Dates. Subject to Section 5.1(f), if Patheon fails to acknowledge receipt of a purchase order within ten Business Days, the purchase order will be considered accepted by Patheon. An accepted purchase order will be binding on the parties (a “Firm Order”), except that either party may request to change any Release Date beyond 90 days after the first day of the next month. The parties will negotiate in good faith and agree on any requested alternative release date. Neither party may unreasonably reject an alternative release date requested under this Section 5.1(d), but, if the parties cannot agree, the original Release Date confirmed by Patheon will apply.

(e)

Cancellation or Postponement.  Patheon will determine the manufacturing schedule of all Product covered by Firm Orders. If Client cancels or reduces a Firm Order, or wishes to postpone the applicable Release Date (subject to Section 5.1(d)), Client will remain liable to pay Patheon [***]% of the Price for the Firm Order.

Master Manufacturing Services Agreement

(f)	Capacity Reservation. In advance of each Year of a Product Agreement, Patheon will use the Rolling Forecast to reserve its manufacturing capacity in that Year for Product as follows:
(i)	for the first Year, by reference to the first Rolling Forecast;
(ii)	for the second Year, if the Effective Date of the Product Agreement occurs after June 1, by reference to the first Rolling Forecast; and
(iii)	in all other cases, by reference to the Rolling Forecast applicable at June 1 of the previous Year,

the relevant forecast for the Year being the “Yearly Forecast Volume”.

At the end of each Year, if the aggregate actual volume of Product ordered by Client with a confirmed Release Date within the Year, taking into account any Product paid for but not ordered, (“Actual Yearly Volume”) is less than [***]% of the Yearly Forecast Volume, then Patheon may invoice and Client will pay Patheon [***]% of the Price for the shortfall of Product below the tolerance during the Year in an amount calculated as follows:

Amount Due to Patheon=[***]

If the quantity of Product requested by Client in [***] (in purchase orders received by Patheon) exceeds the [***], Patheon shall not be obliged to supply such excess quantities, but it will use commercially reasonable efforts to supply the additional Product volumes depending on the relevant available capacity at the Manufacturing Sites at the time of such request. Patheon will not be considered to have accepted any purchase order for additional Product volumes without written confirmation.

(g)

Controlled Substance Quota Requirements (if applicable).  Client will give Patheon the information set out below for obtaining any required DEA or equivalent agency quotas (“Quota”) needed to perform the Manufacturing Services.  Patheon will be responsible for routine management of Quota information in accordance with Applicable Laws. The parties will cooperate to communicate the information and to assist each other in Regulatory Authority information requirements related to the Product as follows: (i) by April 1 of each Year for the applicable Product, Client will provide to Patheon the next Year’s annual Quota requirements for the Product; (ii) by August 1 of each Year, Client will provide to Patheon any changes to the next Year’s Quota requirements; (iii) Client will pro-actively communicate any changes to the Quota requirements for the then-current Year in sufficient time to allow Patheon to file and finalize Regulatory Authority filings supporting the changes; (iv) upon Patheon receiving the necessary forecast information from Client in order to request additional Quota, Patheon will submit to the applicable Regulatory Authority, on a timely basis, all filings necessary to obtain Quotas for API and will use commercially reasonable efforts to secure sufficient Quota from the applicable Regulatory Authority so as to achieve Release Dates for Product as set out in applicable purchase orders and forecasts submitted to Patheon by Client or its designee; and (v) Patheon will not be responsible for any Regulatory Authority’s refusal or failure to grant sufficient Quota for reasons beyond the reasonable control of Patheon (including where Client fails to provide the required information in accordance with this Section 5.1(g)).

Master Manufacturing Services Agreement

5.2	Obsolete Stock.
(a)

Client understands and acknowledges that Patheon will rely on purchase orders, Firm Orders, the Long Term Forecast and the Rolling Forecast in ordering the Components (other than Client-Supplied Components) required to meet anticipated Firm Orders. Patheon may purchase the Components in sufficient volumes, and reasonably in advance of the expected use of the Component (taking into account lead times), to meet the production requirements for Products covered by anticipated Firm Orders or to meet the production requirements of any longer period agreed to by the parties.

(b)

Client will reimburse Patheon for the cost of Components ordered by Patheon in relation to Firm Orders or under Section (a) that are not used in the Manufacturing Services within six months after the forecasted month for which the purchases have been made or if the Components have expired or are rendered obsolete due to changes in any forecast, Processing Instructions, GMP, artwork or Applicable Laws during the period (collectively, “Obsolete Stock”). This reimbursement will include Patheon’s cost to purchase and destroy the Obsolete Stock (plus a [***] handling fee). If any non-expired Components are used in Products subsequently manufactured for Client or in third party products manufactured by Patheon, Client will receive credit for any costs of those Components previously paid to Patheon by Client.

5.3	Storage.

If: (i) Client fails to take possession or arrange for the destruction of Obsolete Stock within 30 days of receipt of written notice from Patheon identifying the Obsolete Stock; (ii) any equipment (other than existing Patheon equipment) is stored at the Manufacturing Site at any time prior to its use in the Manufacturing Services; or (iii) Product is not collected by Client within 30 days of the Release Date notified by Patheon, Client will pay Patheon [***], per month after that for storing the Obsolete Stock, equipment or Product. Storage fees for Obsolete Stock or Product which contain controlled substances or require refrigeration will be charged at [***] per month.  Storage fees are subject to a one pallet minimum charge per month. Patheon may ship Product held by it longer than 30 days to Client at Client’s expense on 14 days’ written notice to Client. If Patheon is unable to store any material due to capacity constraints, Patheon may use an Affiliate or qualified third party to store (outside the Manufacturing Site) any material under this Agreement. After the limited storage periods stated above, Client will assume all risk of loss or damage to materials and Client will be responsible for having appropriate insurance coverage in place for this risk.

5.4	Invoices and Payment.

For shipments of Product, Patheon will issue invoices to Client on or after the Release Date of the Product. Otherwise, Patheon will issue invoices for Manufacturing Services on completion or as agreed in the Product Agreement. Patheon will also submit to Client, with each shipment of Product, a duplicate copy of the invoice covering the shipment. Invoices will be sent by email to the email address given by Client to Patheon in writing. Each invoice will, to the extent applicable, identify Client’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Client. Client will pay all invoices within 30 days of the date of the invoice.  If any portion of an invoice is disputed, Client will pay Patheon for the undisputed amount and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable. Interest on undisputed past due accounts will accrue at 1.5% per month.  Patheon may, on giving 30 days’ notice to Client, suspend all Manufacturing Services, including release and shipment of Product, until all undisputed past due invoices have been paid in full. Patheon will have no liability to Client for losses caused by this suspension, including without limitation, losses due to delayed Product delivery or Product shortages.

Master Manufacturing Services Agreement

5.5	Delivery and Shipping.

Delivery of Product and any other materials will be made EXW (Incoterms 2010) from Patheon’s Manufacturing Site unless otherwise agreed in a Product Agreement. Subject to Section 8.3, risk of loss or of damage to Product will remain with Patheon until Patheon loads the Product onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Client. But if Client fails to collect Product within one month after it has been released for shipment by Patheon, Client will assume all risk of loss or damage to the released Product. Patheon may, in accordance with Client’s instructions and as agent for Client, at Client’s risk, arrange for shipping (to Client or any third party nominated by Client) to be paid by Client. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Product and may monitor Patheon’s shipping and freight activity under this Agreement.

6.	Product Claims and Recalls
6.1	Product Claims.
(a)

Rejection. Client may reject any manufactured Product that it reasonably considers (by reference to the results of the agreed release testing) to be deficient based on documentation provided by Patheon or Client’s own inspection or testing of delivered Product.

(b)	Product Claims.
(i)

Client may claim a remedy (a “Product Claim”) for any portion of any batch of Product for which Patheon did not perform the Manufacturing Services in accordance with the agreed Processing Instructions, cGMPs, or Applicable Laws (“Deficient Product”). Client will inspect Product manufactured by Patheon, or batch documentation provided by Patheon, upon receipt and will give Patheon written notice of all Product Claims within 30 days after receipt (or, in the case of any deficiency not reasonably susceptible to discovery upon receipt, within 30 days after discovery by Client, but not after the expiration date of the Product). If Client fails to provide a Product Claim within the applicable 30 day period, then the Product will be considered to have been accepted by Client on the 30th day. Patheon will have no liability for any deficiency for which it has not received notice within the applicable 30 day period.

(ii)

Without prejudice to Section 10.3, this Section 6 sets out the only liability of Patheon for Deficient Products. Patheon will provide a remedy for Product Claims as specified in this Section 6 and Section 10.2, but Patheon will have no obligation for any Product Claims to the extent the Deficient Product was caused by: (i) deficiencies in the Processing Instructions, specifications, the safety, efficacy, or marketability of the Product or its distribution; (ii) a defect in the API or an incorporated Component that was not reasonably discoverable by Patheon using the test methods set out in the Processing Instructions; (iii) actions of Client or third parties occurring after the Product is delivered by Patheon; (iv) packaging design or labelling defects or omissions for which Patheon has no responsibility; (v) any unascertainable reason despite Patheon having performed the Manufacturing Services in accordance with the Processing Instructions, cGMPs, and Applicable Laws; or (vi) any other breach by Client of its obligations under this Agreement. If after a full investigation as set out in the Quality Agreement and this Section 6.1(b)(ii), it is determined that Patheon manufactured Product in accordance with the agreed Processing Instructions, but a batch or portion of batch of Product is not released, Client will pay Patheon the Price for the Product. Patheon will prepare an annual reconciliation of API as set forth in Appendix 3, and Patheon’s only liability for API loss is set out in Appendix 3.

Master Manufacturing Services Agreement

(c)

Determination of Deficiency. Upon receipt of a Product Claim, Patheon will have ten days to advise Client by notice in writing whether it disagrees with the contents of the Product Claim.  If the parties fail to agree within ten days after Patheon's notice to Client as to whether any Product identified in the Product Claim is Deficient Product, the parties will investigate the matter in accordance with the Quality Agreement. If, after joint testing or investigation has been performed, the parties still cannot agree on the root cause, the provisions of Appendix 2 will apply and, after the required negotiation, the dispute will be handled as a Technical Dispute.

(d)

Shortages and Price Disputes. Claims for shortages in the amount of Product shipped by Patheon or a Price dispute will be dealt with by reasonable agreement of the parties. Any claim for a shortage or a Price dispute will be considered waived by Client if it has not been presented within 30 days of the date of the relevant invoice.

6.2	Product Recalls and Returns.
(a)

Records and Notice. The parties will each maintain records necessary to permit a Recall of any Product delivered to Client or customers of Client. Each party will promptly notify the other of any information which might affect the marketability, safety or effectiveness of the Product or which might result in the Recall or seizure of the Product in accordance with the Quality Agreement. Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any Product in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client.  "Recall" will mean any action: (i) by Client to recover title to or possession of quantities of the Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Product from the market); (ii) by any Regulatory Authority to detain or destroy any of the Product; or (iii) by either party to refrain from selling or shipping quantities of the Product to third parties which would be subject to a Recall if sold or shipped.

(b)

Recalls. If: (i) any Regulatory Authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled; (ii) a court of competent jurisdiction orders a Recall; or (iii) Client determines that any Product should be Recalled or that a "Dear Doctor" letter is required relating the restrictions on the use of any Product, then Patheon will co-operate as reasonably required by Client, having regard to all Applicable Laws.

(c)

Recalled Product. To the extent that a Recall results from, or arises from Deficient Product, Patheon will be responsible for the reasonable documented out-of-pocket expenses of the Recall and, at Client’s election, will as per Section 10 either (i) use its commercially reasonable efforts to replace the Deficient Product with replacement Products as soon as reasonably practical or (ii) refund 100% of the Price paid for the Deficient Product. In all other circumstances, Recalls, returns, or other corrective actions will be made at Client's cost and expense. Patheon’s only liability for API loss is set out in Appendix 3.

Master Manufacturing Services Agreement

6.3	Disposition of Deficient Product.

Client will not dispose of any damaged, returned, or Deficient Product for which it intends to assert a Product Claim against Patheon without Patheon’s prior written authorization to do so.  Patheon may instruct Client to return the Products to Patheon. Patheon will bear the cost of return and disposition of any Deficient Products. In all other circumstances, Client will bear the cost of return and disposition, including all applicable fees for Manufacturing Services.

7.	Co-operation and Regulatory Affairs
7.1	Governance.

Each party will without delay upon execution of this Agreement or a Product Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers will meet on a frequency agreed between the parties to review the current status of the business relationship, including review of key performance indicators such as API delivery, on-time delivery, right first time, and attainment of the Minimum Market Requirement, and manage any issues that have arisen.

7.2	Governmental Agencies.

Subject to any restrictions in the Quality Agreement, each party may communicate with any Regulatory Authority responsible for granting Regulatory Approval for the Product and any other relevant Authority regarding the Product if, in the opinion of that party's counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of the Authority or Applicable Laws. Otherwise, the parties will consult each other in relation to regulatory communications relating to the Product in accordance with the Quality Agreement.

7.3	Records.

Patheon will keep records of the manufacture, testing, and shipping of the Product, and retain samples of the Product as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, Applicable Laws, cGMP and the Quality Agreement. Copies of the records and samples will be retained as and for the period specified in the Quality Agreement. Patheon reserves the right to destroy or return to Client, at Client’s sole expense, any document or samples for which the retention period has expired if Client fails to arrange for destruction or return within 30 days of receipt of notice from Patheon.

7.4	Audits.

Subject to the limits agreed in the Quality Agreement, Patheon will give Client reasonable access at agreed times to the areas of the Manufacturing Site in which the Product is manufactured, stored, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, and Applicable Laws. If Client wishes to audit Patheon beyond the agreed limits, except where the audit is required due to Patheon’s material breach, Client will pay to Patheon a fee of [***] for each additional audit day and [***] per audit day for each additional auditor. Under no circumstances will: (a) Client have a right of access to Patheon’s financial records; or (b) any Patheon Competitor be permitted access to the Manufacturing Site.

Master Manufacturing Services Agreement

7.5	Regulatory Filings.
(a)

Regulatory Authority Documentation. Client will provide copies of all relevant documents relating to Regulatory Authority approval for the commercial manufacture, distribution and sale of the Product (“Regulatory Approval”) to Patheon on request and as required under the Quality Agreement. Patheon will review and verify the accuracy of these documents in accordance with the Quality Agreement. Client is not entitled to submit Regulatory Approvals referring to Patheon or its Affiliates or the Services until approved by Patheon.

(b)

Deficiencies.  If, in Patheon’s sole discretion, acting reasonably, Patheon determines that any regulatory information given by Client is inaccurate or deficient in any manner whatsoever (the "Deficiencies"), Patheon will notify Client in writing of the Deficiencies. The parties will work together to have the Deficiencies resolved prior to the date of filing of the relevant application and in any event before any pre-approval inspection or before the Product is placed on the market if a pre-approval inspection is not performed.

(c)

Inspection by Regulatory Authorities.  If Client does not give Patheon the documents requested under this Section 7.5 or the Quality Agreement within the time specified and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the Regulatory Authority until Patheon has reviewed the requested documents and is satisfied with their contents. Client’s breach of this requirement will be considered a material breach of this Agreement.

(d)

Pharmacovigilance. Client will be responsible, at its expense, for all pharmacovigilance obligations for the Product in accordance with Applicable Laws and the monitoring and management of post-marketing complaints and queries at its cost (including, without limitation, the cost of assistance required of Patheon under the Quality Agreement).  Unless required by Applicable Law, neither party will be obliged to exchange with the other party any information or data which it compiles in carrying out pharmacovigilance obligations or activities.

(e)

No Patheon Responsibility.  Except as otherwise agreed in the Quality Agreement, Patheon will not assume any responsibility for: (a) the submission, accuracy or cost of any application for Regulatory Approval or related documentation (or the success of those applications); (b) any activity that is required by Applicable Laws for Regulatory Approval (including pharmacovigilance and complaints handling, and preparation and submission of any regular quality or other update); or (c) any dealings with the relevant Regulatory Authority on behalf of Client for Regulatory Approval. If a Regulatory Authority, or other governmental body, requires Patheon to incur fees, costs or activities in relation to the Products which Patheon considers unexpected and extraordinary, then Patheon will notify Client in writing and the parties will discuss in good faith appropriate mutually acceptable actions, including fee/cost sharing, or termination of all or any part of this Agreement or a Product Agreement.  Patheon will be not be obliged to undertake these activities or to pay for the fees or costs until the parties reach agreement on scope and fees for Patheon’s assistance.

Master Manufacturing Services Agreement

7.6	Release.

The parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Product will not by itself indicate compliance by Patheon with its obligations relating to the Manufacturing Services. Nothing in this Agreement will remove or limit the authority of the relevant quality function (as specified by the Quality Agreement) to determine whether the Product will be released for sale or distribution.

7.7	Withdrawal on Completion.

No later than 90 days following completion or permanent cessation of the Manufacturing Services at the applicable Manufacturing Site, Client will: (a) ensure that any regulatory filings relating to the Product are withdrawn or amended to remove all references to the Manufacturing Site and, as applicable, Patheon or its Affiliates and their facilities (except in an historic context); and (b) provide to Patheon written confirmation of its compliance with this Section 7.7. If this time is not sufficient to meet the requirements of certain Regulatory Authorities, despite Client’s best efforts, then Patheon may agree to extend the period based on the written reassurances of Client.

8.	Term and Termination
8.1	Initial Term.

This Agreement will become effective as of the Effective Date and will continue until December 31 of the fifth Year of the Agreement (the "Initial Term"), unless terminated earlier by one of the parties. This Agreement will automatically renew after the Initial Term for successive terms of two Years each if there is a Product Agreement in effect, unless Client gives written notice of its intention to terminate this Agreement at least 12 months prior to the end of the then current term or Patheon gives written notice to Client of its intention to terminate this Agreement at least 24 months prior to the end of the then current term. In any event, the legal terms and conditions of this Agreement will continue to govern any Product Agreement in effect. Each Product Agreement will have an initial term from the Effective Date of the Product Agreement until December 31 of the Year agreed to by the parties in the Product Agreement (each, an “Initial Product Term”). Unless otherwise agreed in a Product Agreement, Product Agreements will automatically renew after the Initial Product Term for successive terms of two Years each unless Client gives written notice of its intention to terminate the Product Agreement at least 18 months prior to the end of the then current term or Patheon gives written notice to Client of its intention to terminate the Product Agreement at least 18 months prior to the end of the then current term.

8.2	Termination for Cause.
(a)

Either party may terminate this Agreement or a Product Agreement upon written notice where the other party has failed to remedy a material breach of this Agreement or the Product Agreement within 60 days (the "Remediation Period") following receipt of a written notice of the breach from the aggrieved party that expressly states that it is a notice under this Section 8.2(a) (a "Breach Notice"). The aggrieved party's right to provide notice of termination of this Agreement or a Product Agreement under this Section 8.2(a) may only be exercised for a period of 90 days following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be considered to have waived the breach described in the Breach Notice. The right to terminate a Product Agreement under this Section 8.2(a) does not extend to any other Product Agreements where there has been no material breach of those other Product Agreements.

Master Manufacturing Services Agreement

(b)

Either party may immediately terminate this Agreement or a Product Agreement upon written notice to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy or insolvency is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement or a Product Agreement is assigned by the other party for the benefit of creditors.

(c)

Client may terminate a Product Agreement upon 30 days' prior written notice if any Authority takes any action, or raises any objection, that permanently prevents Client from selling the Product in the Territory.

(d)	Client may terminate a Product Agreement upon six months' prior written notice if it intends to no longer order Manufacturing Services for a Product due to the Product's discontinuance in the market.
(e)

Patheon may terminate this Agreement or any Product Agreement upon six months' prior written notice if Client assigns under Section 13.4 any of its rights under this Agreement or a Product Agreement to an assignee that, in the reasonable opinion of Patheon acting in good faith, is: (i) unlikely to be able to meet the financial obligations of this Agreement or a Product Agreement; (ii) a Patheon Competitor; or (iii) an entity with whom Patheon has had prior unsatisfactory business relations (as supported by reasonable evidence of late or unpaid invoices or material disputes).

(f)

Patheon may terminate this Agreement or any Product Agreement if payment in full of overdue, undisputed invoices is not received within 30 days following the date of suspension of Manufacturing Services by Patheon under Section 5.4.

(g)

If Client forecasts zero volume for six successive months during the term of a Product Agreement (excluding the registration period), then Patheon may terminate the Product Agreement by providing 30 days prior written notice to Client. Within that period, Client may either: (i) withdraw the zero forecast and re-submit a reasonable volume forecast, after which Patheon will withdraw the termination notice; or (ii) negotiate other terms and conditions on which the Product Agreement will remain in effect.

8.3	Obligations on Termination.

If a Product Agreement is completed, expires, or is terminated in whole or in part for any reason, then:

(a)

Client will take delivery of and pay for all undelivered Products that are manufactured or packaged in accordance with this Agreement under a Firm Order, at the Price in effect at the time the Firm Order was released;

(b)

Client will purchase all Inventory that was purchased (or will be purchased under existing unfulfilled orders for Components), maintained or produced by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2, at Patheon's cost (including all costs incurred by Patheon for the purchase, handling, and processing of the Inventory);

Master Manufacturing Services Agreement

(c)

Client, at its own expense, will remove from the Manufacturing Site, within 30 days following the completion, termination, or expiration of the Product Agreement, all unused API and Client-Supplied Components, all applicable Inventory (whether current or obsolete), supplies, undelivered Product, chattels, equipment or other moveable property owned by Client, related to the Agreement and located at the Manufacturing Site or that is otherwise under Patheon’s care and control (“Client Property”).  If Client fails to remove Client Property within the 30 day period, Client will pay Patheon [***] per pallet, per month, one pallet minimum (except that Client will pay [***] per pallet, per month, one pallet minimum, for any of Client Property that contains controlled substances, requires refrigeration or other special storage requirements) after that for storing Client Property and will assume any third party storage charges invoiced to Patheon regarding Client Property (which Patheon may incur at its discretion). Patheon may ship Client Property to Client or to an external warehouse at Client’s risk and expense. Patheon will invoice Client for these storage charges as set out in Section 5.3 of this Agreement. If Client fails to remove Client Property within 30 days following the completion, termination, or expiration of the Product Agreement, Client will assume all risk of loss or damage to the stored Client Property and it will be Client’s responsibility to have appropriate insurance coverage in place for this risk. If Client asks Patheon to destroy any Client Property, Client will be responsible for the cost of destruction; and

(d)

any completion, termination or expiration of this Agreement or a Product Agreement will not affect any prior outstanding obligations or payments due nor will it prejudice any other remedies that the parties may have under this Agreement or a Product Agreement or any related Capital Equipment Agreement. Completion, termination or expiration of this Agreement or of a Product Agreement for any reason will not affect the obligations and responsibilities of the parties under Sections 5.1(e), 5.1(f), 5.4, 5.5, 8.3, 10, 11, 12, 13.14, 13.15 and 13.16, all of which survive any completion, termination or expiration, as well as any other provisions that are by implication or otherwise intended to survive any completion, termination or expiration. Where Patheon has agreed to provide stability services beyond the final supply of Product, the relevant provisions of this Agreement will survive for the agreed duration of those stability services.

8.4	Technology Transfer.

Following termination of a Product Agreement for any reason, or at Client’s request within six months before the end of the term of the Product Agreement, Patheon will provide assistance to transfer part or all of Client’s manufacturing process, know-how and analytical testing methodology for the Product to Client (“Technology Transfer”) to assist Client to manufacture the Product.  Patheon will also disclose to Client any Patheon Intellectual Property that is reasonably required to manufacture the Product.  Patheon will, upon request of Client, prepare a written proposal to perform the Technology Transfer.  Client will pay the agreed fees for the Technology Transfer performed by Patheon.

Master Manufacturing Services Agreement

9.	Representations, Warranties and Covenants
9.1	Authority.

Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement.

9.2	Client Warranties.
(a)	Non-Infringement. Client covenants, represents, and warrants that:
(i)

the Processing Instructions and specifications for the Product are its or its Affiliate's property and that Client may lawfully disclose the Processing Instructions and specifications to Patheon for use in accordance with this Agreement;

(ii)

any Client Intellectual Property used by Patheon in performing the Manufacturing Services (A) is Client’s or its Affiliate's unencumbered property, (B) may be lawfully used as directed by Client and agreed in this Agreement, and (C) does not infringe and will not infringe any Third Party Rights;

(iii)

the performance of the Manufacturing Services by Patheon or the use or other disposition of any Product by Patheon as may be required to perform its obligations under this Agreement or any Product Agreement does not and will not infringe any Third Party Rights; and

(iv)

there are no actions or other legal proceedings involving Client or its Affiliates that concerns the infringement of Third Party Rights related to any of the Processing Instructions or specifications, or any of the API or Client-Supplied Components, or the sale, use, or other disposition of Product made in accordance with the Processing Instructions.

(b)	Quality and Compliance. Client covenants, represents, and warrants that:
(i)	the Processing Instructions and specifications for the Product conforms to all applicable cGMPs and Applicable Laws;
(ii)

the Product, if labelled and manufactured in accordance with the Processing Instructions and in compliance with applicable cGMPs and Applicable Laws (i) may be lawfully sold and distributed in every jurisdiction in which Client markets the Product, (ii) will be fit for the purpose intended, and (iii) will be safe for human consumption; and

(iii)

on receipt by Patheon, the API will conform to the specifications for the API that Client has given to Patheon and that the API will be adequately contained, packaged, and labelled in accordance with Applicable Laws and will conform to the affirmations of fact on the container.

Master Manufacturing Services Agreement

9.3	Patheon Warranties.

Patheon covenants, represents, and warrants that:

(a)	it will perform the Manufacturing Services in accordance with the Processing Instructions, cGMPs, and Applicable Laws;
(b)

any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate's unencumbered property, (ii) may be lawfully used by Patheon, and (iii) does not infringe and will not infringe any Third Party Rights;

(c)	it will not in the performance of its obligations under this Agreement use the services of any person it knows is debarred or suspended under 21 U.S.C. §335(a) or (b); and
(d)

it does not currently have, and it will not hire, as an officer or an employee any person whom it knows has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Federal Food, Drug, and Cosmetic Act.

9.4	Permits.
(a)

Client will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Product, Processing Instructions or specifications, including, without limitation, all marketing and post-marketing approvals, and any specific approvals referred to in the Quality Agreement.

(b)	Patheon will maintain at all relevant times when performing the Manufacturing Services all required governmental permits, licenses, approval, and authorities.
9.5	No Warranty.

Patheon makes no warranty or condition of any kind, either expressed or implied, by fact or law, other than those expressly set out in this Agreement.  Patheon makes no warranty or condition of fitness for a particular purpose nor any warranty or condition of merchantability for the product.

10.	Liability and Remedies
10.1	Consequential and Other Damages.

Except with respect to [***], under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, indemnity, breach of statutory duty, or otherwise for: (i) any (direct or indirect) delay, penalty, loss of profits, of anticipated savings, of business, of goodwill, or of use of the Product or costs of any substitute services; or (ii) any reliance damages, including but not limited to costs or expenditures incurred to evaluate the viability of entering into this Agreement or to prepare for performance under this Agreement; or (iii) for any other liability, damage, costs, penalty, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

Master Manufacturing Services Agreement

10.2	Limitation of Liability.
(a)

Remedies for Deficient Product. If Client makes a Product Claim under Section 6.1 and the parties agree the Product is Deficient Product, or the Product is determined to be Deficient Product under Section 6, Patheon will promptly, at Client’s election, either:

(i)

replace the Product at Patheon’s cost (after which Patheon may invoice for the replacement) if Patheon is able to manufacture the replacement Product at the Manufacturing Site and contingent upon the receipt from Client of all API and Client-Supplied Components required for the manufacture of the replacement Product; or

(ii)	refund 100% of the Price paid for the Deficient Product (by credit or offset against other amounts due to Patheon under the Product Agreement).

Except for the indemnity set out in Section 10.3 and any claim for expenses related to a Recall under Section 6.2(c), the remedies described in this Section 10.2 will be Client’s sole remedy in contract, tort, negligence, equity or otherwise, for Deficient Product.

(b)

API.  Except as expressly set out in Appendix 3, under no circumstances whatsoever will Patheon be liable to Client in contract, tort, negligence, indemnity, breach of statutory duty, or otherwise for any loss or damage to the API. Patheon’s maximum aggregate liability for loss of or damage to the API will not exceed on a per Product basis [***]% of revenues (being payments of the Price) received by Patheon for that Product under the applicable Product Agreement during the previous Year (or, in the case of the first Year, the expected revenue for that Product if the agreed Yearly Forecast Volumes were ordered).

(c)

Maximum Liability. Except with respect to a breach of the obligations of Section 11 or Section 12 , in any Year, in addition to the specific remedies under Section 10.2(a) for Deficient Product and for any Recall, Patheon’s maximum aggregate liability to Client under or in connection with this Agreement or any Product Agreement (however arising, including contract, tort, negligence, indemnity, breach of statutory duty, losses of API, or otherwise) will not exceed on a per Product basis [***]% of revenues (being payments of the Price) received by Patheon for that Product under the applicable Product Agreement during the previous Year (or, in the case of the first Year, the expected revenue for that Product if the agreed Yearly Forecast Volumes were ordered), unless otherwise agreed in the relevant Product Agreement. Notwithstanding the foregoing, the said maximum aggregate liability will not apply in the event of Patheon’s recklessness or wilful misconduct.

(d)

Death, Personal Injury and Fraudulent Misrepresentation. Nothing contained in this Agreement will act to exclude or limit either party’s liability for personal injury or death caused by the negligence of either party or fraudulent misrepresentation.

Master Manufacturing Services Agreement

10.3	Patheon Indemnity.
(a)

Patheon agrees to defend and indemnify Client, its officers and employees, against all losses, damages, costs, claims, demands, subpoenas, judgments and liability to, from and in favour of third parties (other than Affiliates) for any claim (i) of infringement of any Third Party Rights solely and specifically related to the use of the Patheon Intellectual Property, (ii) of personal injury or property damage to the extent that the injury or damage is the result of a failure by Patheon, its officers, employees, or Affiliates to perform the Manufacturing Services in accordance with the Processing Instructions, cGMPs, and Applicable Laws, or is the result of the negligence or wilful misconduct of Patheon, its officers, employees or Affiliates, except to the extent that the losses, damages, costs, claims, demands, subpoenas, judgments, and liability are due to the negligence or wrongful acts of Client, its officers, employees, or Affiliates.

(b)

If a claim occurs, Client will: (i) promptly notify Patheon of the claim; (ii) use commercially reasonable efforts to mitigate the effects of the claim; (iii) reasonably cooperate with Patheon in the defense of the claim; and (iv) permit Patheon to control the defense and settlement of the claim, all at Patheon's cost and expense.

10.4	Client Indemnity.
(a)

Client agrees to defend and indemnify Patheon, its officers and employees, against all losses, damages, costs, claims, demands, subpoenas, judgments and liability to, from and in favour of third parties (other than Affiliates) for (i) any claim of infringement of any Third Party Rights in the Products or that relates to the manufacture of the Product by a proprietary process disclosed by Client or to Patheon’s use of Client’s Intellectual Property to perform the Manufacturing Services, or any portion of them, or (ii) any claim of personal injury or property damage to the extent that the injury or damage arises other than from a breach of this Agreement or the relevant Product Agreement by Patheon , including, without limitation, any representation or warranty contained in this Agreement, or is the result of negligence or wilful misconduct of Patheon, its officers, employees or Affiliates, except to the extent that the losses, damages, costs, claims, demands, subpoenas, judgments, and liability are due to the negligence or wrongful acts of Patheon, its officers, employees, or Affiliates.

(b)

If a claim occurs, Patheon will: (i) promptly notify Client of the claim; (ii) use commercially reasonable efforts to mitigate the effects of the claim; (iii) reasonably cooperate with Client in the defense of the claim; and (iv) permit Client to control the defense and settlement of the claim, all at Client's cost and expense.

10.5	Reasonable Allocation of Risk.

This Agreement (including, without limitation, this Section 10) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Product.  Patheon assumes only a limited degree of risk arising from the manufacture, distribution, and use of the Product because Client has developed and holds the marketing approval for the Product, Client requires Patheon to manufacture and label the Product strictly in accordance with the Processing Instructions, and Client, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Product.

Master Manufacturing Services Agreement

10.6	Validation Batches.

Where Product is manufactured by Patheon (or any of its Affiliates) under a separate pharmaceutical development or technology transfer agreement (the “Development Agreement”) and then released by Patheon for commercial sale or distribution by Client, the performance of the applicable pharmaceutical development or technology transfer services including the manufacture of the Product will be governed by the terms of the Development Agreement and will not be subject to the terms and conditions of this Agreement. The terms of this Agreement and the applicable Product Agreement will apply to any Product after release by Patheon.

11.	Confidentiality
11.1	Confidential Information.

“Confidential Information” means any information disclosed by the Disclosing Party to the Recipient (whether disclosed in oral, written, electronic or visual form) that is non-public, confidential or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients and its clients’ confidential information, finances, marketing, products and processes and all price quotations, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to manufacturing capabilities and operations. In addition, all analyses, compilations, studies, reports or other documents prepared by any party's Representatives containing Confidential Information will be considered Confidential Information. Samples or materials provided under this Agreement as well as any and all information derived from the approved analysis of the samples or materials will also constitute Confidential Information. A party’s rights and obligations under this Section 11 will apply to any Confidential Information that is disclosed by or received by that party’s Representatives. For the purposes of this Section 11, a party receiving Confidential Information under this Agreement (including through its Representatives) is a “Recipient”, and a party disclosing Confidential Information under this Agreement (including through its Representatives) is the “Disclosing Party”. The existence, parties to, and terms of this Agreement or of any Product Agreement will be considered Confidential Information.

11.2	Use of Confidential Information.

The Recipient will use the Confidential Information solely for the purpose of meeting its obligations under this Agreement. The Recipient will keep the Confidential Information strictly confidential and will not disclose the Confidential Information in any manner whatsoever, in whole or in part, other than to those of its Representatives who (i) have a need to know the Confidential Information for the purpose of this Agreement; (ii) have been advised of the confidential nature of the Confidential Information and (iii) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement.  Recipient will protect the Confidential Information disclosed to it by using reasonable precautions to prevent the unauthorized disclosure, dissemination or use of the Confidential Information, which precautions will not be less than those exercised by Recipient for its own confidential or proprietary Confidential Information of a similar nature.

Master Manufacturing Services Agreement

11.3	Exclusions.

The obligations of confidentiality in this Section 11 will not apply to the extent that Confidential Information:

(a)	is or becomes publicly known through no breach of this Agreement or fault of the Recipient or its Representatives;
(b)	is in the Recipient's possession at the time of disclosure by the Disclosing Party other than as a result of the Recipient's breach of any legal obligation;
(c)

is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party, having the legal right to disclose the Confidential Information, if the other source is not known by the Recipient to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party for the Confidential Information;

(d)	is independently developed by the Recipient without use of or reference to the Disclosing Party's Confidential Information as evidenced by Recipient’s written records; or
(e)	is expressly authorized for release by the written authorization of the Disclosing Party.

Any combination of information which comprises part of the Confidential Information is not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information are covered by exceptions in this Section 11.3, unless the combination itself is covered by any of those exceptions.

11.4	Photographs and Recordings.

Neither party will take any photographs or videos of the other party’s facilities, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other party’s facilities, without that party’s express written consent.

11.5	Permitted Disclosure.

Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party to the extent required, as advised by counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule. But the Recipient will advise the Disclosing Party in advance of the disclosure and limit the required disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable law, will reasonably cooperate with the Disclosing Party, if required, in seeking an appropriate protective order or other remedy, and will otherwise continue to perform its obligations of confidentiality set out in this Agreement. If any public disclosure is required by law, the parties will consult concerning the form of announcement prior to the public disclosure being made.

Master Manufacturing Services Agreement

11.6	Marking.

The Disclosing Party will use reasonable efforts to summarize in writing the content of any oral disclosure or other non-tangible disclosure of Confidential Information within 30 days of the disclosure, but failure to provide this summary will not affect the nature of the Confidential Information disclosed if the Confidential Information was identified as confidential or proprietary when disclosed orally or in any other non-tangible form or is of a nature reasonably understood to be confidential or proprietary.

11.7	Return of Confidential Information.

Upon the written request of the Disclosing Party, the Recipient will promptly return the Confidential Information to the Disclosing Party or, if the Disclosing Party directs, destroy all Confidential Information disclosed in or reduced to tangible form including any copies, summaries, compilations, analyses or other notes derived from the Confidential Information except for one copy which may be maintained by the Recipient for its records. The retained copy will remain subject to all confidentiality provisions contained in this Agreement. Client will not unreasonably require the return of Confidential Information that is necessary or useful to perform the Manufacturing Services.

11.8	Remedies.

The parties acknowledge that monetary damages may not be sufficient to remedy a breach by either party of this Section 11 and agree that the non-breaching party will be entitled to seek specific performance, injunctive or other equitable relief to prevent breaches of this Section 11 and to specifically enforce Section 11 in addition to any other remedies available at law or in equity. These remedies will not be the exclusive remedies for breach of this Section 11 but will be in addition to any and all other remedies available at law or in equity.

12.	Intellectual Property
12.1	Inventions.
(a)

For the term of this Agreement, Client grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property which Patheon must use in order to perform the Manufacturing Services.

(b)	All Client Intellectual Property will be the exclusive property of Client.
(c)

All Patheon Intellectual Property will be the exclusive property of Patheon. Unless Patheon identifies in advance any specific Patheon Intellectual Property that will be subject to a separate licensing agreement between the parties, Patheon grants to Client a non-exclusive, perpetual, paid-up, royalty-free, transferable license of the Patheon Intellectual Property used by Patheon in the manufacture of the Product for use in relation to manufacturing that Product only.

(d)	Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.
(e)

Either party will give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be considered to be improvements or other modifications of the Product, processes or technology owned or otherwise controlled by the party.

Master Manufacturing Services Agreement

12.2	Intellectual Property.

Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

13.	Miscellaneous
13.1	Insurance.

Each party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of three years after that. This insurance will have policy limits of not less than: (i) EURO 5,000,000/USD 5,000,000 for each occurrence for personal injury or property damage liability; and (ii) EURO 5,000,000/USD 5,000,000 in the aggregate per annum for product and completed operations liability.  If requested each party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. The insurance certificate will further provide for a minimum of 30 days' written notice to the insured of a cancellation of, or material change in, the insurance. If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will without delay notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

13.2	Independent Contractors.

The parties are independent contractors and this Agreement and any Product Agreement does not create between the parties any other relationship such as, by way of example only, that of employer and employee, principal and agent, joint-venturers, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.

13.3	No Waiver.

Neither party's failure to require the other party to comply with any provision of this Agreement or any Product Agreement will be considered a waiver of the provision or any other provision of this Agreement or any Product Agreement, with the exception of Sections 6.1 and 8.2 of this Agreement.

Master Manufacturing Services Agreement

13.4	Assignment.
(a)	Patheon may not assign this Agreement or any Product Agreement or any of its associated rights or obligations without the written consent of Client, this consent not to be unreasonably withheld.
(b)

Subject to Section 8.2(e), Client may assign this Agreement or any Product Agreement or any of its associated rights or obligations without approval from Patheon. But Client will give Patheon prior written notice of any assignment, any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement or the Product Agreement, and Client will remain liable under this Agreement. Any partial assignment will be subject to Patheon’s cost review of the assigned Product and Patheon may terminate this Agreement or any Product Agreement or any assigned part of them, on 12 months’ prior written notice to Client and the assignee if good faith discussions do not lead to agreement on amended Manufacturing Service fees within a reasonable time. Client will reimburse Patheon for any costs incurred by Patheon in connection with the partial assignment including any expenses incurred by Patheon for any due diligence audits in connection with the partial assignment.

(c)

Despite the preceding provisions of this Section 13.4, either party may assign this Agreement or any Product Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business to which this Agreement relates, but the assignee must execute an agreement with the non-assigning party whereby it agrees to be bound by the obligations of this Agreement owed to that party.

13.5	Force Majeure.

Neither party will be liable for the failure to perform its obligations under this Agreement or any Product Agreement if the failure is caused by an event beyond that party's reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, cyber-attacks, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components, or compliance with any order, regulation, or enforcement decision of any government entity (a "Force Majeure Event").  A party claiming a right to excused performance under this Section 13.5 will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance. Neither party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement or any Product Agreement.

13.6	Additional Product and Services.

Additional Product may be added to, or existing Product deleted from, any Product Agreement by amendment to the Product Agreement including its Schedules as applicable. If Client requests services other than those expressly set out in this Agreement or in any Product Agreement (such as qualification of a new packaging configuration or shipping studies, or validation of alternative batch sizes), or any cost items that are specifically excluded from the Price, Patheon will provide a written quote of the fee for the additional services and Client will advise Patheon whether it wishes to have the additional services performed by Patheon. The scope of work and fees will be agreed in writing by the parties.

Master Manufacturing Services Agreement

13.7	Notices.

Unless otherwise agreed in a Product Agreement, any notice, approval, instruction or other written communication required or permitted under this Agreement will be sufficient if made or given to the other party by personal delivery or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses or email addresses set out below:

If to Client:

Savara ApS
c/o Savara Inc.
6838 Bee Cave Road, Building III, Suite 200
Austin, Texas 78746 USA
Attention: Chief Financial Officer
Email address: dave.lowrance@savarapharma.com

If to Patheon:

Patheon UK Limited
Kingfisher Drive, Swindon, SN3 5NZ, United Kingdom
Attention: Legal Director
Email address: EULegalServices@Patheon.com

or to any other addresses or email addresses given to the other party in accordance with the terms of this Section 13.7. Notices or written communications made or given by personal delivery, or email will be considered to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States, Canada, or European Union mail, postage prepaid or upon receipt (supported by reasonable written evidence), whichever is sooner.

13.8	Severability.

If any provision of this Agreement or any Product Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

13.9	Entire Agreement.

This Agreement, together with its Appendices, the applicable Product Agreement, Capital Equipment Agreement (if any), and the Quality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter of the Agreement and supersedes all previous written or oral negotiations, commitments, representations, agreements, transactions, or understandings concerning the subject matter of this Agreement. The basis of the parties’ agreement is set out expressly and they have not been induced by or relied on any statement or representation that is not set out in this Agreement. Any modification, amendment, or supplement to this Agreement or any Product Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents will be this Agreement, the Product Agreement, and the Quality Agreement (except that the Quality Agreement will prevail in relation to quality matters).

Master Manufacturing Services Agreement

13.10	Other Terms.

No terms, provisions or conditions of any purchase order or other business form or written authorization used by the parties will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement or any Product Agreement, regardless of any failure of a party to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement or the applicable Product Agreement and is signed by both parties.

13.11	No Third Party Benefit or Right.

Nothing in this Agreement or any Product Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement or any Product Agreement (except that Patheon Affiliates acting as subcontractors under this Agreement may enforce Sections 10.1 and 10.2). The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

13.12	Execution in Counterparts.

This Agreement and any Product Agreement may be executed in two or more counterparts, by original or electronic (including “pdf”) signature, each of which will be considered an original, but all of which together will constitute one and the same instrument.

13.13	Use of Name.

Neither party may use the other party’s name, trademarks or logo or any variations of them, alone or with any other word or words, without the prior written consent of the other party.  Despite this, Client agrees that Patheon may include Client’s name and logo in customer lists or related marketing and promotional material for the purpose of identifying users of Patheon’s Manufacturing Services.

13.14	Taxes.
(a)	VAT.

Any payment due to Patheon under this Agreement in consideration for the provision of Manufacturing Services to Client by Patheon is exclusive of value added taxes (“VAT”), turnover taxes, sales taxes or similar taxes, including any related interest and penalties (together referred to as "Transaction Tax").  If any Transaction Tax is payable on a Manufacturing Service supplied by Patheon to Client under this Agreement, this Transaction Tax will be added to the invoice amount and will be for the account of (and reimbursable to Patheon by) Client.

If any Transaction Tax on the supplies by Patheon is payable by Client under a reverse charge or withholding procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), Client will ensure that Patheon will not effectively be held liable for this Transaction Tax by the relevant taxing authorities or other parties.

Where applicable, Patheon will use its reasonable commercial efforts to ensure that its invoices to Client are issued in a way to meet the requirements for deduction of input VAT by Client, if Client is permitted by law to do so.

Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of Transaction Tax resulting from payments made under this Agreement, this recovery to be for the benefit of the Party bearing the Transaction Tax.

If Patheon is acting as Client’s buying agent, Patheon will always charge to Client the Transaction Tax in the relevant territory in addition to the amount paid by Patheon to supplier.

Master Manufacturing Services Agreement

For the avoidance of doubt, reference to the Manufacturing Services in this Section also includes any element (or the entirety) of the Manufacturing Services characterized as a supply of goods by Patheon, its subcontractors or any tax authority for Transaction Tax purposes.

(b)	Duties.

Client will bear the cost of all duties, levies, tariffs and similar charges (and any related interest and penalties) (together “Duties”) however designated, arising from the performance of the Manufacturing Services by Patheon, including (without limitation) those imposed as a result of the shipping of materials (including drug substance, materials, components and finished Product) to, from or between Patheon sites.  If these Duties are incurred by Patheon, then Patheon will be entitled to invoice Client for these Duties at the time that they are incurred.

(c)	Withholding Tax.

Where any sum due to be paid to Patheon hereunder is subject to any withholding or similar tax, Client will pay the withholding or similar tax to the appropriate Government Authority without deduction from or offset of the amount then due to Patheon. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate or enable the recovery of any tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Client to Patheon under this Agreement.

Patheon will provide Client any tax forms that may be reasonably necessary in order for Client not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.

Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, or similar obligations resulting from payments made under this Agreement, this recovery to be for the benefit of the Party bearing the withholding tax.

(d)

No Offset. Any Transaction Tax, Duty, Withholding Tax or other tax that Client pays, or is required to pay, but which Client believes should properly be paid by Patheon under this Agreement may not be offset against sums due by Client to Patheon whether due under this Agreement or otherwise.

13.15	Governing Law and Jurisdiction.

This Agreement and any Product Agreement, and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with them or their subject matter or formation are governed by the laws of (i) the State of Delaware if the applicable Patheon party is registered in the United States or (ii) England if the applicable Patheon party is registered outside the United States, in each case without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law.  Both parties hereby submit to the exclusive jurisdiction of the courts in the applicable location. The parties further expressly agree that the UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

13.16	Dispute Resolution.

All disputes that arise under or in connection with this Agreement will be resolved in accordance with Appendix 2.

[Signature page to follow]

Master Manufacturing Services Agreement

This Agreement is signed by the authorized representatives of the parties on the dates shown below and will take effect from the Effective Date.

PATHEON UK LIMITED		SAVARA APS
By:	/s/ Mark Newton	By:	/s/ Rob Neville
Name:	Mark Newton	Name:	Rob Neville
Title:	Dir GCS	Title:	CEO

Date:	26 June 2019	Date:	May 31, 2019

Master Manufacturing Services Agreement